                                  EXHIBIT 11
                           LAW COMPANIES GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)

                                                     For the Quarters                For the Nine Month Periods
                                                    Ended September 30                   Ended September 30
                                                --------------------------         ------------------------------
                                                   1997            1996               1997                1996
                                                ---------       ----------         ----------          ----------
Net income                                      $     970       $      574         $    2,844          $    1,262

Less:  preferred stock dividend and
    accretion                                        (283)              --               (458)                 --
                                                ---------       ----------         ----------          ----------

Net income available to common
    shareholders                                $     687       $      574         $    2,386          $    1,262
                                                =========       ==========         ==========          ==========

Average number of shares of common stock
    outstanding                                     1,886            1,913              1,892               1,907

Assuming exercise of options based on the
    treasury stock method using average
    market price                                       --               --                 --                  --
                                                ---------       ----------         ----------          ----------

Average number of primary shares of
    common stock outstanding                        1,886            1,913              1,892               1,907
                                                =========       ==========         ==========          ==========


Primary earnings per share                      $     .36       $      .30         $     1.26          $      .66
                                                =========       ==========         ==========          ==========

Average number of shares of common stock
    outstanding                                    1,886             1,913              1,892               1,907

Assuming exercise of options based on the
    treasury stock method using previous
    year end market price                              --               --                 --                  --
                                                ---------       ----------         ----------          ----------

Average number of shares of
     common stock outstanding
     assuming full dilution                         1,886            1,913              1,892               1,907
                                                =========       ==========         ==========          ==========

Fully diluted earnings per share                $     .36       $      .30         $     1.26          $      .66
                                                =========       ==========         ==========          ==========

NOTE: For the quarter ended and the nine month period ended September 30, 1997, the effect of the outstanding warrants and options are considered anti-dilutive.

                                      15